Exhibit 4

República Oriental del Uruguay Ministerio de Economía y Finanzas

República Oriental del Uruguay

Ministerio de Economía y Finanzas

Montevideo, October 2, 2019

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

United States of America

Ladies and Gentlemen:

I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with the Republic’s offering pursuant to the registration statement (File no. 333-223463) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act, of (i) an additional U.S.$216,969,673 aggregate principal amount of its 4.375% Bonds due 2031 and (ii) an additional U.S.$837,584,169 aggregate principal amount of its 4,975% Bonds due 2055 (the “Reopening Securities”) which were issued under an indenture dated as of October 27, 2015 (the “Indenture”), between the Republic and The Bank of New York Mellon, as trustee.

The Registration Statement, as of September 24, 2019, the date on which the most recent Form 18-K/A was filed as an amendment thereto, insofar as they relate to the Reopening Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act), but excluding the documents incorporated by reference therein, are herein called the “Registration Statement”; the related prospectus dated March 6, 2018, included in the Registration Statement, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus;” the preliminary prospectus supplement dated September 24, 2019, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement;” and the related prospectus supplement dated September 24, 2019, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement together are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.”

In arriving at the opinions expressed below, I have reviewed the following documents:

(i)	The Registration Statement, the Base Prospectus and the Preliminary Prospectus Supplement;

(ii)	copies of the executed Indenture;

(iii)	copies of the Reopening Securities in global form, as executed by the Republic;

(iv)      all relevant provisions of the Constitution of Uruguay and all relevant laws and orders under which the issuance of the Reopening Securities have been authorized, including but not limited to the following (English translations of which are attached as exhibits hereto):

1)	the Constitution of República Oriental del Uruguay, in particular Article 85(6),

2)

Law 17,947 dated January 8, 2006 (as amended by Article 266 of Law 18,834 dated November 4, 2011, Articles 735 to 736 of Law 19,355 dated December 19, 2015 and Article 334 of Law 19,670 dated October 15, 2018);

(v)      the following Decree and Resolution of the Republic and of the Ministry of Economy and Finance, respectively, under which the issuance of the Reopening Securities have been authorized (translations of which are attached as exhibits hereto):

1)	Decree No. 278/019 of the Executive Power of the Republic, dated September 23, 2019; and

2)	Resolution of the Ministry of Economy and Finance, dated September 23, 2019;

(vi)      all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under, and with respect to, the present laws of the Republic, the Reopening Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to Amendment No. 2 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2018. In giving such consent, I do not thereby admit that I am expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

[Signature page follows]

Very truly yours,

/s/ Gonzalo Muñiz Marton
Dr. Gonzalo Muñiz Marton Counsel to the Ministry of Economy and Finance of the Republic of Uruguay

[Signature Page to MEF Post-Effective Legality Opinion]

EXHIBITS

NATIONAL CONSTITUTION English translation of excerpt

English Translation

Article 85. It is within the scope of the General Assembly:

6) To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

Law Nº 17,947

English Translation

The Senate and the Chamber of Representatives of the Republic of Uruguay having met together as General Assembly

DECREE:

Article 1.-

For the purposes of this law, the Net Public Debt is constituted by the net liabilities - in accordance with the current measurement criteria of the Central Bank of Uruguay - by the Central Government, the Central Bank of Uruguay, the National Railway Administration; the National Fuel, Alcohol, and Portland Administration; the National Port Administration; the National Postal Administration; the National Telecommunications Administration; the National Colonization Institute; the Administration of State Sanitary Works; the National Administration of Electric Works and Transmission; the Social Security Bank and the State Insurance Bank.

For the purposes of determining the net debt, the monetary base shall be included as a liability. (*)

(*) Notes:

Drafting given by: Law No. 18.834 of 04/11/2011 article 266.

Article 2.-

Pursuant to the provisions of numeral 6) of article 85 of the Constitution of the Republic, authorized the Executive Power to issue national public debt provided that the increase in the net public debt at the close of each fiscal year with respect to the last business day of the previous year, do not exceed the following amounts:

A)	16,000,000,000 IU (sixteen billion indexed units) in fiscal year 2015.

B)	21,000,000,000 IU (twenty-one billion indexed units) in 2016.

C)	17,000,000,000 IU (seventeen billion indexed units) in 2017.

D)	16,500,000,000 IU (sixteen thousand five hundred million indexed units) in 2018.

E)	14,000,000,000 IU (fourteen billion indexed units) in 2019.

F)	13,500,000,000 IU (thirteen thousand five hundred million indexed units) as from 2020.

When adverse climatic conditions determine that the National Administration of Electric Works and Transmission (UTE) must assume extraordinary costs for the generation of energy, the ceiling referred to in the previous paragraph may be further increased in up to a maximum of 1.5% (one with five percent) of the Gross Domestic Product (GDP).

In no case, for the purposes set out in this article, the costs extraordinary expenses incurred by UTE, together with the variation of the Energy Stabilization Fund (article 773 of Law No. 18,719, of December 2010) may exceed 1.5% (one with five percent) of the PBI. The Executive Branch shall report to the General Assembly. (*)

(*) Notes:

Drafting given by: Law No. 19.670 of 15/10/2018 article 334.

Article 3.-

The ceilings set forth in the foregoing articles may be adjusted with respect to the amounts that be equivalent of:

A) The increase of net public debt originating in the substantiation of the collateral supplied by the Ministry of Economy and Finance, for the debt that the Mortgage Bank of Uruguay has with the Bank of the Republic of Uruguay, as per the agreement between the Ministry of Economy and Finance and the Bank of the Republic of Uruguay, dated 12 February 2004 and its amendment dated 29 September 2004.-

B) The changes in net debt derived from legal action involving the State as a consequence of the 2002 financial crisis.

C) Changes in net debt derived from the capitalization of public banks, as well as that resulting from modifications of financial asset evaluation, data coverage or reclassification of accounts.

Article 4.- (*)

(*) Notes:

Repealed by: Law No. 19.355 of 12/19/2015 article 737.

Article 5.-

The Executive Branch may exceed 50% (fifty percent) the maximum amount set for a year determined by the first paragraph of Article 2 of this law in those cases in which extraordinary and unforeseen factors so justify, reporting to the General Assembly and without altering the maximum amounts set for the following years. (*)

(*) Notes:

Drafting given by: Law No. 19.355 of 12/19/2015 article 735.

Article 6.-

For the purposes of controlling the debt ceilings of net public debt increase at the close of each year, available assets and liabilities denominated in currencies other than the United States dollar will be valued at the prevailing interbank exchange rate at the close of the last business day of the preceding year for the debt contracted prior to that date, and at the interbank exchange rate prevailing at the time of its contracting, if this occurred in the same year. The same criteria will be used for debt denominated in indexed units, based on arbitrations defined by the Central Bank of Uruguay. (*)

(*) Notes:

Drafting given by: Law No. 19.355 of 12/19/2015 article 736.

Artículo 7.-

During the presentation of accountability bills, the Executive Branch will inform the General Assembly about compliance with the provisions of Article 2 of this law. (*)

(*) Notes:

Drafting given by: Law No. 19.355 of 12/19/2015 article 736.

Article 8.-

The evaluation of compliance with the provisions of article 2 of this Law at the end of each year, will be performed once the Central Bank of Uruguay publish the corresponding figures. (*)

(*) Notes:

Drafting given by: Law No. 19.355 of 12/19/2015 article 736.

Sessions Room of the Chamber of Representatives, in Montevideo, on 27 December 2005.

(signed) NORA CASTRO President

MARTI DALGALARRONDO AÑON

Secretary

Presidency of the Republic of Uruguay

MINISTRY OF ECONOMY AND FINANCE

Montevideo, 08 January, 2006

MINISTRY OF ECONOMY AND FINANCE

DECREE No. 278/019

Montevideo, September 23, 2019

IN VIEW OF: the technical report of the Debt Management Unit of the Ministry of Economy and Finance regarding the access of the Oriental Republic of Uruguay to the international capital market.

AS A RESULT: I) that the report itself recognizes the convenience and opportunity to proceed with the reopening of the denominated “Global Bonds - 2031” and “Global Bonds - 2055”, with a final maturity in 2031 and 2055, made by the Republic dated January 15, 2019 and April 12, 2018, respectively, in advantageous conditions for the Republic; as well as the possibility of carrying out a repurchase operation by the Republic of other debt securities issued by the Republic.

II) that, in the indicated sense, the Ministry of Economy and Finance, through the Debt Management Unit, has received proposals from first rated financial institutions, which detail the terms and conditions for the possible reopening of the denominated “Bonds Global - 2031 ”and“ Global Bonds - 2055”, to be placed on the international market, as well as the eventual repurchase operation of debt securities governed by foreign law.

III) that, of the received proposals, proves to be the most convenient ones those presented jointly by the firms GOLDMAN SACHS & CO. LLC, SANTANDER INVESTMENT SECURITIES INC. and SCOTIA CAPITAL (USA) INC., taking into consideration, among other factors, the financial conditions and the characteristics of the operation.

WHEREAS: I) that the proposal submitted by the selected financial institutions is satisfactory and, therefore, it is advisable to carry forward with it.

II) that bidding firms are institutions with important presence and participation in the international capital market and with a successful background in terms of placement of sovereigns’ issuances of public debt securities in those markets.

WITH REGARD TO: what has been advised by the Debt Management Unit of the Ministry of Economy and Finance and what set forth in numeral 7, literal c) of Article 33 of TOCAF 2012; and Law No. 17.947, dated January 8, 2006, amended by article 266 of Law No. 18,834, dated November 4, 2011, articles 735 and 736 of Law No. 19,355, dated December 19, 2015, and article 334 of Law No. 19,670, dated October 15, 2018,

THE PRESIDENT OF THE REPUBLIC

D E C R E E S :

ARTICLE 1.- The joint reopening for up to the amount of US$ 1,750,000,000.00 (one thousand seven hundred and fifty millions dollars of the United States of America), of the Bonds denominated “Global Bonds - 2031” and “Global Bonds - 2055”, with final maturity in 2031 and 2055, respectively, with amortization payable in the last three years in equal, annual and consecutive installments, which issuance were provided by Decrees No. 5/019, dated January 14, 2019 and No. 83/018, dated April 9, 2018, and under the same conditions as those laid out in those decrees, with the exception of the first interest payment date. The minimum denomination of each Global Bond resulting from this reopening will not be less than US $ 1.00 (one dollar of the United States of America).

ARTICLE 2.- The aforementioned Bonds will be placed on international markets in the form and conditions required in those markets.

ARTICLE 3.- The accrued interest by the Global Bonds shall be payable semiannually in dollars of the United States of America. The first interest payment of the denominated “Global Bonds - 2031” will take place on January 23, 2020; and the first interest payment of the denominated “Global Bonds - 2055” will take place on October 20, 2019.

ARTICLE 4.- The Bonds will be govern as applicable to this extension, by the conditions and requirements set forth in Decrees No. 5/019 dated January 14, 2019 and No. 83/018, dated April 9, 2018.

ARTICLE 5.- Authorize to use, totally or partially, the proceeds of a portion of the Bonds indicated in Article 1 above, for the purpose of the repurchase by the Republic of one or more series of debt securities of the República Oriental del Uruguay governed by foreign law, including in all cases, accrued interest and unpaid at the date of the repurchase offer.

The Ministry of Economy and Finance is authorized to modify the conditions of the Bond issuance and the repurchase operation while the respective operation has not been concluded.

ARTICLE 6.- The Ministry of Economy and Finance shall be instructed to negotiate and sign, on behalf of the Republic, all contracts and pertinent documents required for the purposes of the operations established in this Decree.

The representation of the State will be exercised, indistinctly, by the Minister of Economy and Finance, Mr. Danilo Astori, the Undersecretary of the Ministry of Economy and Finance, Mr. Pablo Ferreri, and the Director of the Debt Management Unit of the Ministry of Economy and Finance, Ec. Herman Kamil.

The Central Bank of Uruguay, in its capacity as State Financial Agent, will carry out all the relevant procedures to make the operations effective.

ARTICLE 7.- Entrusts Dr. Ricardo Perez Blanco, Dr. Marcos Álvarez, Dr. Fernando Scelza and Dr. Gonzalo Muñiz Marton, indifferently, in their status as Legal Advisors of the Ministry of Economy and Finance, the drafting and signing of the corresponding legal opinions.

ARTICLE 8.- Entrusts the General Director of the Ministry of Economy and Finance, Ms. María Titina Batista, the Assistant to the General Director of the Secretary, Dr. Nadia Barreto, the General Accountant of the Nation, Ms. Laura Tabárez, indistinctly, the issuance of the relevant proofs and pertinent certifications.

ARTICLE 9.- To be notified, published and filed.

(Signed)	(Signed)
Mr. Danilo Astori	Mr. Tabaré Vázquez
President of the Republic
Period 2015 - 2020

GMM/A-MB

MINISTRY OF ECONOMY AND FINANCE

Montevideo, September 23, 2019.

IN VIEW OF: the Decree No. 278/019, dated September 23, 2019.

AS A RESULT: I) that Article 1º of the said Decree authorizes the joint reopening for up to the amount of US$ 1.750:000.000,00 (one thousand seven hundred and fifty millions dollars of the United States of America), of the Bonds denominated “Global Bonds - 2031” and “Global Bonds - 2055”, with final maturity in 2031 and 2055, respectively, which issuance were provided by Decrees No. 5/019, dated January 14, 2019 and No. 83/018, dated April 9, 2018, and under the same conditions as those laid out in those decrees, with the exception of the first interest payment date.

II) that by article 5 of the said Decree, it is authorized to use, totally or partially, the proceeds of the present issue of the Global Bonds above mentioned, for the purposes of the repurchase operation by the Republic of one or more series of debt securities of the República Oriental del Uruguay, governed by foreign law, including in all cases accrued and unpaid interest at the date of repurchase.

WHEREAS: that the aforementioned Decree, the Minister of Economy and Finance was entrusted to negotiate and sign, on behalf of the Republic, the contracts and documents required, and the Minister of Economy and Finance, Mr. Danilo Astori, the Under Secretary of the Ministry of Economy and Finance, Mr. Pablo Ferreri and the Director of the Debt Management Unit above mentioned, Mr. Herman Kamil, were designated to exert, indistinctly, the representation of the State-Ministry of Economy and Finance in the referred operations.

WITH REGARD TO: that which has been previously arranged.

THE MINISTRY OF ECONOMY AND FINANCE

R E S O L V E S :

1º) To be approved the contract entitled “Dealer Manager Agreement” and “Underwriting Agreement”, to be subscribed with GOLDMAN SACHS & CO. LLC, SANTANDER INVESTMENT SECURITIES INC. y SCOTIA CAPITAL (USA) INC., and the “Offer to Purchase Bonds for Cash”, attached hereto, as well as the prospectuses and other necessary documents to carry out all the operations set forth in the Decree mentioned in the “IN VIEW OF” section of the present Resolution.

2°) To be notified, published and filed.

(Signed)

Mr. Danilo Astori

Minister of Economy and Finance